FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 16, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Full-Year 2014 Results

Salt Lake City, March 16, 2015 – FX Energy, Inc. (Nasdaq: FXEN), today announced financial results for its fourth quarter and full year of 2014.  The Company reported a net loss for the full year 2014 of $59.2 million, or $1.12 per share, compared to a net loss in 2013 of $11.8 million, or $0.22 per share.  Included in the Company’s yearly results were noncash, intracompany foreign exchange losses of $26.2 million for 2014, and noncash foreign exchange gains of $5.0 million for 2013.  Without the foreign exchange gains and losses, the Company would have recorded net losses of $33.0 million and $16.8 million for 2014 and 2013, respectively.

For the fourth quarter of 2014, the Company reported a net loss of $37.3 million, or $0.69 per share, compared to net income of $3.8 million, or $0.07 per share, during the same quarter of 2013.  Fourth quarter results were impacted by $10.8 million in noncash foreign exchange losses for 2014, and $6.0 million in noncash foreign exchange gains for 2013.

Production Steady in 2014

For the full year 2014, the Company reported oil and gas production of 4,515 million cubic feet of gas equivalent (Mmcfe), or 12.4 million cubic feet of gas equivalent per day (Mmcfed).  This compares to 4,441 Mmcfe (12.2 Mmcfed) during 2013, an increase of 2%.

The Company’s 2014 average price for natural gas in Poland increased 2% from 2013 levels, averaging $7.27 per thousand cubic feet (Mcf).  Oil prices for U.S. production decreased, with prices averaging $74.24 per barrel for 2014, down 7% from the $79.48 average per barrel price for 2013.

Fourth Quarter Production Increase Offset by Exchange Rate Changes

Total fourth quarter 2014 production of 1,070 Mmcfe (11.6 Mmcfe/d) was 7% higher than the 997 (10.8 Mmcfe/d) Mmcfe in the fourth quarter of 2013.  However, oil and gas revenues were $7.5 million, slightly lower than the $7.6 million recorded in the fourth quarter of 2013.  The strengthening of the U.S. dollar in the fourth quarter led to a reduction in dollar-denominated revenues. During the fourth quarter, the U.S. dollar appreciated by 6% against the Polish zloty.

The average gas price in Poland during the fourth quarter of 2014 was $6.82 per Mcf compared to $7.29 per Mcf during the fourth quarter of 2013.  The decrease in U.S. dollar-denominated prices was due primarily to changes in the exchange rate between the U.S. dollar and the Polish zloty.

Preferred Stock Offering Strengthens Balance Sheet

Following a successful preferred stock offering during the third quarter, the Company’s cash and investments totaled approximately $18.5 million at the end of 2014.  Cash flow provided by operating activities was $2.1 million during 2014, compared to cash provided by operating activities of $2.3 million in 2013.  Working capital was $17.1 million at December 31, 2014 versus $11.3 million at December 31, 2013.  Debt drawn under the Company’s revolving credit facility was $50.0 million at the end of 2014.

Impairments Affect Financial Results

Following on success in the Edge concession, the Company began narrowing its operational focus in Poland during 2014. The Company dropped concession blocks 246 and 287, and impaired approximately $9.6 million in costs associated with those blocks and the Frankowo, Gorka Duchowna and Grabowka wells, located in those blocks.  Also in Poland, prior-year costs at the Szymanowice and Komorze wells of $3.7 million and $7.1 million, respectively, were impaired as those wells were determined to be uneconomic during the year.  In the United States, the Company reviewed its year-end oil reserves on a fair value basis, considering that current oil prices are much lower than the average prices used in the year-end reserve report, which were determined using SEC pricing guidelines.  Based on current and forecast oil prices, most of the Company’s oil reserves are uneconomic.  This review resulted in an impairment of approximately $2.9 million of capital costs associated with the Company’s U.S. producing properties.

Noncash Charges Continue to Vary

The noncash foreign exchange loss of $26.2 million for 2014 and gain of $5.0 million for 2013 are included in other income and expense.  The gains and losses come primarily from recognition of gains on U.S. dollar-denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary, and other U.S. dollar denominated debt.  These are noncash adjustments only and could be either losses or gains in the future depending upon future exchange rates.

Earnings Conference Call Today, Monday, March 16, 2015 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2014 full year and fourth quarter results at 4:30 p.m. Eastern Time.  The call will also include a discussion of the Company’s current operations.  Conference call information is as follows:  Dial-In-Number: 877-879-6207; International: 719-325-4755; Passcode: 7059563.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the Nasdaq Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This press release and the related earnings conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery, of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control, including risks and uncertainties as described in the Company’s public filings with the SEC.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2014 and 2013
(in thousands)

	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$11,232	$11,153
Marketable securities	7,313	--
Receivables:
Accrued oil and gas sales	2,948	3,464
Joint interest and other receivables	551	5,029
Value-added tax receivable	895	1,847
Inventory	97	100
Other current assets	415	234
Total current assets	23,451	21,827

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	65,621	85,244
Unproved	1,991	2,404
Other property and equipment	12,738	11,857
Gross property and equipment	80,350	99,505
Less accumulated depreciation, depletion, and amortization	(26,867)	(23,369)
Net property and equipment	53,483	76,136

Other assets:
Certificates of deposit	406	406
Loan fees	1,553	2,323
Total other assets	1,959	2,729

Total assets	$78,893	$100,692

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2013 and 2012
(in thousands, except share data)
-Continued-

	2014	2013
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,036	$9,694
Accrued liabilities	821	833
Accrued dividends	463	--
Total current liabilities	6,320	10,527

Long-term liabilities:
Notes payable	50,000	45,000
Asset retirement obligation	1,989	1,620
Total long-term liabilities	51,989	46,620

Total liabilities	58,309	57,147

Commitments and Contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of
December 31, 2014 and 2013; 800,000 and 0 shares outstanding as
December 31, 2014 and 2013, respectively	1	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of
December 31, 2014 and 2013; 54,401,967 and 53,733,398 shares issued
and outstanding as of December 31, 2014 and 2013, respectively	54	54
Additional paid-in capital	248,186	226,060
Cumulative translation adjustment	30,072	15,025
Accumulated other comprehensive loss	(67)	--
Accumulated deficit	(257,662)	(197,594)
Total stockholders’ equity	20,584	43,545

Total liabilities and stockholders’ equity	$78,893	$100,692

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31, 2014, 2013, and 2012
(in thousands, except per share amounts)

	2014	2013	2012
Revenues:
Oil and gas sales	$34,265	$33,311	$34,461
Oilfield services	3,761	1,218	2,137
Total revenues	38,026	34,529	36,598
Operating costs and expenses:
Lease operating expenses	4,745	3,680	3,631
Exploration costs	21,173	20,792	23,795
Impairment of oil and gas properties	23,293	6,129	2,562
Loss on sale of assets	--	--	49
Oilfield services costs	2,486	1,179	1,610
Depreciation, depletion, and amortization (DD&A)	5,531	4,573	4,239
Accretion expense	96	90	63
Stock compensation	2,495	2,853	2,325
General and administrative costs (G&A)	8,500	8,836	8,369
Total operating costs and expenses	68,319	48,132	46,643
Operating loss	(30,293)	(13,603)	(10,045)

Other income (expense):
Interest expense	(2,824)	(3,269)	(2,485)
Interest and other income	75	105	356
Foreign exchange gain (loss)	(26,178)	4,967	16,292
Total other income (expense)	(28,927)	1,803	14,163

Net income (loss)	$(59,220)	$(11,800)	$4,118

Dividends on preferred stock	(848)	--	--
Net income (loss) attributable to common stockholders	$(60,068)	$(11,800)	$4,118

Basic and diluted net income (loss) per common share	$(1.12)	$(0.22)	$0.08

Basic and diluted weighted average number
of shares outstanding	53,416	52,752	52,274

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2014, 2013, and 2012
(in thousands)

	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$(59,220)	$(11,800)	$4,118
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation, depletion, and amortization	5,531	4,573	4,239
Impairment of oil and gas properties	23,256	6,129	6,979
Accretion expense	96	90	63
Loss on property dispositions	--	--	49
Stock compensation	2,495	2,853	2,325
Foreign exchange (gains) losses	26,149	(4,986)	(16,289)
Common stock issued for services (G&A)	655	694	666
Asset retirement obligation revisions	--	(6)	408
Loan fee amortization	494	1,182	504
Increase (decrease) from changes in working capital items:
Receivables	5,066	2,097	(2,905)
Inventory	4	98	(2)
Other current assets	(185)	370	(50)
Other assets	--	(25)	25
Accounts payable and accrued liabilities	(2,221)	1,089	(1,320)
Asset retirement obligations settled	--	(50)	(43)
Net cash provided by (used in) operating activities	2,120	2,308	(1,233)

Cash flows from investing activities:
Additions to oil and gas properties	(16,555)	(26,792)	(15,836)
Additions to other property and equipment	(897)	(1,153)	(735)
Purchases of marketable securities	(7,379)	--	--
Proceeds from sale of assets	--	--	221
Net cash used in investing activities	(24,831)	(27,945)	(16,350)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	615	--	--
Proceeds from notes payable, net of deferred loan fees	5,000	42,964	--
Payment of preferred stock dividends	(385)	--	--
Payments of notes payable	--	(40,000)	--
Proceeds from issuance of preferred stock, net of offering costs	18,357	--	--
Net cash provided by financing activities	23,587	2,964	--

Effect of exchange rate changes on cash	(797)	(164)	714

Net increase (decrease) in cash	79	(22,837)	(16,869)
Cash and cash equivalents at beginning of year	11,153	33,990	50,859

Cash and cash equivalents at end of year	$11,232	$11,153	$33,990